Exhibit k.9

GSC PARTNERS CDO GP III, L.P.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of October 16, 2001

THE LIMITED PARTNER INTERESTS (THE “INTERESTS”) OF GSC PARTNERS CDO GP, III L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND THE TERMS AND CONDITIONS OF THIS PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS OF INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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ARTICLE IV

INVESTMENTS

4.1	.	Investment in the Fund	16
4.2	.	Temporary Investments	16

ARTICLE V

CAPITAL COMMITMENTS; CAPITAL CONTRIBUTIONS

5.1	.	Capital Commitments	16
5.2	.	Capital Contributions	16
5.3	.	Partners that Default on Capital Contributions	16

ARTICLE VI

CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS;
WITHHOLDING

6.1	.	Capital Accounts	18
6.2	.	Adjustments to Capital Accounts	18
6.3	.	Distributions	18
6.4	.	Tax Distributions	19
6.5	.	General Distribution Provisions	19
6.6	.	Negative Capital Accounts	20
6.7	.	No Withdrawal of Capital	20
6.8	.	Allocations to Capital Accounts	20
6.9	.	Tax Allocations and Other Tax Matters	21
6.1	0.	Withholding	22

ARTICLE VII

THE MANAGER

7.1	.	Appointment of the Manager	23

ARTICLE VIII

BOOKS AND RECORDS; REPORTS TO PARTNERS; ETC.

8.1	.	Maintenance of Books and Records	23
8.2	.	Audits and Reports	24
8.3	.	Annual Meeting	24
8.4	.	Tax Returns and Tax Information	25
8.5	.	Banking	25

ARTICLE IX

INDEMNIFICATION

9.1	.	Indemnification of Covered Persons	25
9.2	.	Other Source of Recovery	27

ARTICLE X

TRANSFERS
10.1	.	Transfers by Partners	27

ARTICLE XI

		DISSOLUTION AND WINDING UP OF THE PARTNERSHIP
11.1	.	Dissolution	30
11.2	.	Winding Up	31
11.3	.	Notice of Dissolution	32

ARTICLE XII

AMENDMENTS; POWER OF ATTORNEY; REPRESENTATIONS

12.1	.	Amendments	32
12.2	.	Power of Attorney	34
12.3	.	Representations	35

ARTICLE XIII

MISCELLANEOUS

13.1	.	Notices	37
13.2	.	Counterparts	38
13.3	.	Table of Contents and Headings	38
13.4	.	Successors and Assigns	38
13.5	.	Severability	38
13.6	.	Further Actions	38
13.7	.	Determinations of the Partners	38
13.8	.	Non-Waiver	39
13.9	.	Applicable Law	39
13.10	.	Confidentiality	39
13.11	.	Survival of Certain Provisions	40
13.12	.	Waiver of Partition	40
13.13	.	Entire Agreement	40

SCHEDULES

Schedule A – Partners, Capital Commitments and Sharing Percentages

EXECUTION COPY

GSC PARTNERS CDO GP III, L.P.

     This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of GSC Partners CDO GP III, L.P., a Cayman Islands exempted limited partnership (the “Partnership”), is made and entered into as of October 16, 2001, by and among, GSC CDO III, L.L.C., a Delaware limited liability company, as the general partner of the Partnership, the Initial Limited Partner and the Persons listed in Schedule A hereto (as such schedule is supplemented or amended from time to time), as limited partners of the Partnership. Capitalized terms used herein without definition have the meanings specified in Section 1.1.

R E C I T A L S:

     WHEREAS, the Partnership is an exempted limited partnership, formed and registered under the Exempted Limited Partnership Law (2001 Revision) pursuant to the Limited Partnership Agreement of the Partnership, dated as of August 27, 2001 (the “Original Agreement”);

     WHEREAS, the General Partner, the Initial Limited Partner and the Limited Partners admitted on the date hereof wish to amend and restate the Original Agreement in its entirety and to enter into this Agreement;

     NOW, THEREFORE, the parties hereto hereby agree to continue the Partnership and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I

GENERAL PROVISIONS

     1.1 Definitions. As used herein the following terms have the meanings set forth below:

     “Adjustment Date” shall mean the last day of each Fiscal Year or any other date that the General Partner determines to be appropriate for an interim closing of the Partnership’s books.

     “Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended from time to time.

     “Affiliate” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, provided that the CDO Fund shall not be deemed to be an “Affiliate” of the Manager, the General Partner

or the Partnership, and provided, further, that each of the Principals shall be deemed to be an “Affiliate” of the Manager and the General Partner for so long as such Principal is an employee of the Manager or any of its Affiliates, and provided, finally, that the Manager shall be deemed to be an Affiliate of the General Partner and vice-versa.

     “Agreement” shall mean this Amended and Restated Limited Partnership Agreement, including Schedule A hereto, as amended, supplemented or restated from time to time.

     “Annual Meeting” shall have the meaning set forth in Section 8.3.

     “Available Assets” shall mean, as of any date, the excess of (a) the cash, cash equivalent items and Temporary Investments held by the Partnership over (b) the sum of the amount of such items as the General Partner determines to be necessary for the payment of the Partnership’s expenses, liabilities and other obligations (whether fixed or contingent), and for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise.

     “Basic Documents” shall mean the Fund Agreement, the subscription agreement to be entered into by the Fund to purchase the Preferred Shares, any agreement to be entered into or document or instrument required, necessary or advisable in connection with the Fund’s purchasing or holding of the Preferred Shares, any agreement directly relating to the purchase by any Person of interests in the Partnership, and any other contract or agreement of any kind which is ancillary or incidental to such documents and required, necessary or advisable for the accomplishment of the Partnership’s purposes as set forth in Section 1.3 and as limited by Section 1.10.

     “Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.

     “Capital Account” shall have the meaning set forth in Section 6.1.

     “Capital Commitment” shall mean, with respect to any Partner, the amount set forth opposite the name of such Partner on Schedule A hereto, as amended from time to time.

     “Capital Contribution” shall mean, with respect to any Partner, the amount of capital contributed by such Partner pursuant to a single Drawdown Notice or the aggregate amount of such contributions made, as the context may require, by such Partner to the Partnership pursuant to this Agreement.

     “CDO Fund” shall mean GSC Partners CDO Fund III, Limited, a Cayman Islands company.

     “Claims” shall have the meaning set forth in Section 9.1(a) .

     “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

     “Covered Person” shall mean the General Partner, the Manager and each of their respective Affiliates and each of the current and former shareholders, officers, directors, employees, partners, members, managers and agents of any of the General Partner, the Manager and each of their respective Affiliates.

     “Damages” shall have the meaning set forth in Section 9.1(a) .

     “Default” shall have the meaning set forth in Section 5.3(a) .

     “Defaulted Capital Commitment” shall have the meaning set forth in Section 5.3(b) .

     “Defaulting Partner” shall have the meaning set forth in Section 5.3(a) .

     “Disabling Conduct” shall mean, with respect to any Person, fraud, willful misfeasance, reckless disregard of duties in the conduct of such Person’s office or an act or omission by such Person that would not be consistent with the reasonable care, skill, prudence and diligence that a prudent expert would use in the conduct of an enterprise of like character and with like aims and in which such expert would have a comparable economic interest.

     “Drawdown Notice” shall have the meaning set forth in Section 5.2(b) .

     “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

     “First Funding Date” shall mean the date determined in the sole discretion of the General Partner on which each Partner is required to make a Capital Contribution in the amount equal to 50% of its Capital Commitment pursuant to Section 5.2(a) .

     “Fiscal Year” shall mean the fiscal year of the Partnership, as determined pursuant to Section 1.5.

     “Fund” shall mean GSC Partners CDO Investors III, L.P., a Cayman Islands exempted limited partnership.

     “Fund Agreement” shall mean the limited partnership agreement of the Fund, as amended, supplemented or restated from time to time.

     “Funding Date” shall have the meaning set forth in Section 5.2(b) .

     “General Partner” shall mean GSC CDO III L.L.C., a Delaware limited liability company, and any additional or successor general partner admitted to the Partnership as a general partner thereof in accordance with the terms hereof, as the context requires, in its capacity as a general partner of the Partnership.

     “Initial Closing” shall mean the first date on which a Partner, other than the General Partner or any of its Affiliates, is admitted as such to the Partnership.

     “Initial Closing of the Fund” shall mean the first date on which a limited partner is admitted as such to the Fund.

     “Initial Limited Partner” shall mean GSCP (NJ), L.P., a Delaware limited partnership.

     “Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     “Limited Partners” shall mean the Persons listed on Schedule A hereto, which is hereby incorporated in and made part of this Agreement (as such schedule is supplemented or amended from time to time), as limited partners of the Partnership, and shall include their successors and permitted assigns to the extent admitted to the Partnership as limited partners in accordance with the terms hereof, in their capacities as limited partners of the Partnership, and shall exclude any Person that ceases to be a Partner in accordance with the terms hereof. For purposes of the Partnership Law, the Limited Partners shall constitute a single class, series and group of limited partners.

     “Majority (or other specified percentage) in Interest” shall mean Limited Partners that at the time in question have made Capital Contributions aggregating in excess of 50% (or such other specified percentage) of all Capital Contributions of all Limited Partners, excluding the General Partner and the Manager or any Affiliate thereof, to the extent such person is a Limited Partner.

     “Manager” shall mean GSCP (NJ), L.P., a Delaware limited partnership, and any successor thereto.

     “Manager Expenses” shall mean the costs and expenses incurred by the Manager in providing for its and the General Partner’s normal operating overhead, including salaries of the Manager’s employees, rent and other expenses incurred in maintaining the Manager’s place of business, but not including Organizational Expenses or Partnership Expenses.

     “Manager Fund” shall mean any fund sponsored by the Manager or any of its Affiliates.

     “Material Adverse Effect” shall mean (a) a violation of a statute, rule, regulation or governmental administrative policy applicable to a Partner of a U.S. federal or state or non-U.S. governmental authority that is reasonably likely to have a material adverse effect on the Partnership, the Fund, the CDO Fund, the General Partner, the Manager or any of their respective Affiliates or on any Partner or any Affiliate of any such Partner, or (b) an occurrence that is reasonably likely to subject the Partnership, the Fund, the CDO Fund, the General Partner, the Manager or any of their respective Affiliates or any Partner or any Affiliate of any such Partner, to any material regulatory requirement to which it would not otherwise be subject, or that is reasonably likely to materially increase any such regulatory requirement beyond what it would otherwise have been.

     “Notes” shall mean the senior notes and the subordinated notes issued by the CDO Fund.

     “Organizational Expenses” shall mean all costs and expenses incurred in connection with the formation and organization of, and sale of interests in, the Partnership, as determined by the General Partner, including all out-of-pocket legal, accounting, printing, travel and filing fees and expenses.

     “Original Agreement” shall have the meaning set forth in the recitals hereto.

     “Partners” shall mean the General Partner and the Limited Partners.

     “Partnership” shall have the meaning set forth in the preamble hereto.

     “Partnership Expenses” shall mean the costs, expenses and liabilities that in the good faith judgment of the General Partner are incurred by or arise out of the operation and activities of the Partnership, including: (a) premiums for insurance protecting the Partnership and any Covered Persons from liabilities to third Persons in connection with Partnership affairs; (b) legal, custodial, accounting and auditing expenses, including expenses associated with the preparation of the Partnership’s financial statements and tax returns; (c) banking and consulting expenses; (d) appraisal expenses; (e) costs and expenses that are classified as extraordinary expenses under generally accepted accounting principles; (f) taxes and other governmental charges, fees and duties payable by the Partnership; (g) Damages; (h) costs of reporting to the Partners and of the Annual Meeting; and (i) costs of winding up and liquidating the Partnership; but not including Organizational Expenses or Manager Expenses and provided that such costs, expenses and liabilities, other than costs, expenses and liabilities that arise pursuant to subsections (e) and (i) above and Article IX hereof, shall not exceed $50,000 per annum.

     “Partnership Law” shall mean the Exempted Limited Partnership Law of the Cayman Islands (2001 Revision), as amended.

     “Period” shall mean, for the first Period, the period commencing on the date of the Initial Closing and ending on the next Adjustment Date; and thereafter shall mean the Period commencing on the day after an Adjustment Date and ending on the next Adjustment Date.

     “Person” shall mean any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, government or governmental agency or authority.

     “Preference Amounts” shall mean any cash received by the Partnership pursuant to Section 6.3(e)(ii) of the Fund Agreement.

     “Preferred Shares” shall mean the Preferred Shares, par value $0.10 per share with a liquidation preference of $1,000 per share, issued by the CDO Fund.

     “Principals” shall mean Alfred C. Eckert III, Sanjay H. Patel, Thomas J. Libassi, Robert A. Hamwee and Thomas V. Inglesby and shall include such other individuals who shall from time to time be elected as qualified replacements, in each case for so long as such individual remains employed by the General Partner, the Manager or any of their respective Affiliates.

     “Proceeding” shall have the meaning set forth in Section 9.1(a) .

     “Remaining Capital Commitment” shall mean, with respect to any Partner, the amount of such Partner’s Capital Commitment, determined at any date, that has not been contributed as a Capital Contribution.

     “Second Funding Date” shall mean the date on which each Partner is required to make a Capital Contribution in the amount equal to the remaining 50% of its Capital Commitment pursuant to Section 5.2(a) .

     “Securities” shall mean shares of capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities of whatever kind of any Person, whether readily marketable or not.

     “Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     “Sharing Percentage” shall mean, with respect to any Partner, a fraction, the numerator of which is the sum of the Capital Contributions of such Partner and the denominator of which is the aggregate amount of the Capital Contributions of all of the Partners.

     “Substitute Partner” shall have the meaning set forth in Section 10.1(d) .

     “Temporary Investment” shall mean investments in (a) cash or cash equivalents, (b) interest bearing accounts at a bank or registered broker-dealer, (c) money market instruments and (d) certificates of deposit.

     “Term” shall have the meaning set forth in Section 1.4.

     “Transfer” shall mean any sale, assignment, conveyance, pledge, mortgage, encumbrance, hypothecation or other disposition, or the act of so doing, as the context requires.

     “Transferee” shall have the meaning set forth in Section 10.1(b) .

     “Transferor” shall have the meaning set forth in Section 10.1(b) .

     “Treasury Regulations” shall mean the regulations of the U.S. Treasury Department issued pursuant to the Code.

     1.2 Name; Office and Registration. (a) Name. The name of the Partnership is GSC Partners CDO GP III, L.P. Upon the termination of the Partnership, all of the Partnership’s right, title and interest in and to the use of the name “GSC Partners CDO GP III, L.P.” and any variation thereof, including any name to which the name of the Partnership is changed, shall become the property of the General Partner, and the Limited Partners shall have no right or interest in and to the use of any such name.

     (b) Office. The Partnership shall have its principal place of business at 500 Campus Drive, Building B, 2nd Floor, Florham Park, New Jersey 07932 or such other place as the General Partner may from time to time select. The Partnership may also maintain such other office or offices at such location or locations within or without the Cayman Islands as the General Partner may from time to time select. The General Partner shall give prompt written notice of any change in its principal place of business to the Limited Partners. The registered office of the Partnership in the Cayman Islands is located at the offices of Maples and Calder, Ugland House, South Church Street, Grand Cayman, Cayman Islands, British West Indies, at which shall be kept the records required to be maintained under the Partnership Law, at which the service of process on the Partnership may be made and to which all notices and communications may be addressed. At any time, the Partnership may designate another registered agent and/or registered office.

     (c) Registration as Exempted Limited Partnership. The General Partner shall make such filings with the Registrar of Exempted Limited Partnerships in the Cayman Islands as are necessary to continue the registration of the Partnership as an exempted limited partnership under the Partnership Law.

     1.3 Purposes. The purposes of the Partnership are (a) to act as the general partner of the Fund, (b) to hold the general partnership interest in the Fund, to receive funds distributed by the Fund to the Partnership as general partner of the Fund and distribute such amounts to the Partners in the manner specified herein and (c) to engage in all other lawful acts or activities necessary, advisable, convenient or incidental to the foregoing for which limited partnerships may be organized under the Partnership Law, provided that the Partnership shall not undertake business with the public in the Cayman Islands other than so far as may be necessary for the carrying on of the activities of the Partnership exterior to the Cayman Islands.

     1.4 Term. The term of the Partnership commenced on August 27, 2001 and shall continue, unless the Partnership is sooner dissolved, until the expiration of the term of the Fund and the distribution of all of the Fund’s assets in accordance with the Fund Agreement, provided that, unless the Partnership is sooner dissolved, the term of the Partnership may be extended by the General Partner for up to two successive periods of one year each (such term, as so extended if extended, being referred to as the “Term”). Notwithstanding the expiration of the Term, the Partnership shall continue in existence as a separate legal entity until cancellation of the Certificate of Limited Partnership of the Partnership in accordance with Section 11.3.

     1.5 Fiscal Year. The Fiscal Year of the Partnership shall end on the 31st day of December in each year. The Partnership shall have the same Fiscal Year for income tax and for financial and partnership accounting purposes.

     1.6 Powers. In furtherance of the purposes specified in Section 1.3 and without limiting the generality of Section 2.1, but subject to the other provisions of this Agreement, including but not limited to the limitations on activity specified in Section 1.10, the Partnership shall be and hereby is authorized and empowered:

     (a) to direct the Fund to acquire the Preferred Shares issued by the CDO Fund;

     (b) to acquire, hold, manage, vote and own the general partnership interest in the Fund;

     (c) to establish, maintain or close one or more offices within or without the Cayman Islands and in connection therewith to rent or acquire office space and to engage personnel to the extent necessary or advisable to comply with the laws of the Cayman Islands;

     (d) to open, maintain and close bank and brokerage accounts and to draw checks or other orders for the payment of moneys and to invest such funds as are temporarily not otherwise required for Partnership purposes in Temporary Investments;

     (e) to set aside funds for reasonable reserves for Partnership Expenses including anticipated contingencies and obligations;

     (f) to bring, defend, settle and dispose of Proceedings;

     (g) to retain attorneys, accountants, employees and other agents and to authorize each such agent and employee (who may be designated as officers) to act for and on behalf of the Partnership;

     (h) to retain the Manager to render administrative and managerial services to the Partnership as contemplated by Section 7.1, provided that such retention shall not relieve the General Partner of any of its obligations hereunder, and the General Partner shall always retain the ability to remove the Manager at any time with or without cause;

     (i) to execute, deliver and perform its obligations under the Basic Documents;

     (j) to prepare and file all tax returns of the Partnership; to make such elections under the Code and other relevant tax laws as to the treatment of items of Partnership income, gain, loss and deduction, and as to all other relevant matters, as the General Partner deems necessary or appropriate; to determine which items of cash outlay are to be capitalized or treated as current expenses; and, subject to Section 8.1, to select the method of accounting and bookkeeping procedures to be used by the Partnership;

     (k) to take all action that may be necessary, advisable, convenient or incidental for the continuation of the Partnership’s valid existence as a limited partnership under the Partnership Law and in each other jurisdiction in which such action is necessary to protect the limited liability of the Limited Partners or to enable the Partnership, consistent with such limited liability, to conduct the investment and other activities in which it is engaged; and

     (1) to carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Partnership’s investment and other activities.

     1.7 Specific Authorization. Notwithstanding any other provision of this Agreement, the Partnership, and the General Partner on behalf of the Partnership, may execute, deliver and perform any agreement directly relating to the purchase by any Person of interests in the Partnership, and any amendments to such agreements, all without any further act, approval or vote of any Partner or other Person. The General Partner is hereby authorized to enter into and perform on behalf of the Partnership the agreements described in the immediately preceding sentence, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into the Basic Documents (subject to any other restrictions expressly set forth in this Agreement).

     1.8 Admission of Limited Partners. A Person shall be admitted as a limited partner of the Partnership at the Initial Closing when (a) this Agreement or a counterpart hereof is executed by or on behalf of such Person and (b) such Person is listed by the General Partner as a limited partner of the Partnership on Schedule A hereto. Immediately following the admission of Limited Partners at the Initial Closing, the Initial Limited Partner shall cease to be a partner of the Partnership and the Partnership shall return the original capital contribution made by the Initial Limited Partner, who shall have no further rights or claims against, or obligations as a partner of, the Partnership.

     1.9 Expenses. All Organizational Expenses and all Partnership Expenses shall be paid by the Partnership. To the extent that the General Partner, the Manager or any of their respective Affiliates pays any Organizational Expenses or Partnership Expenses on behalf of the Partnership, the Partnership shall reimburse the General Partner, the Manager or such Affiliate, as the case may be, upon request. All Manager Expenses shall be paid by the Manager or the General Partner.

     1.10 Limitations on Activities. Notwithstanding any other part of this Agreement the Partnership may not:

     (a) accept total Capital Commitments in excess of $20 million;

     (b) loan or borrow money or guarantee any loans or other borrowed money indebtedness of others;

     (c) enter into any contract or agreement, whether oral or in writing, on its own behalf, other than the Basic Documents or contracts or agreements related to the Partnership’s activities hereunder or the Fund’s activities under the Fund Agreement;

     (d) transfer any of its substantial assets (other than with respect to distributions of cash to the Partners or as otherwise provided herein), including its general partnership interest in the Fund;

     (e) consent to distributions from the Fund other than distributions in cash;

     (f) enter into or permit a merger, consolidation, sale of substantially all of the assets or similar transaction with respect to the Partnership or the Fund;

     (g) consent to an amendment of the Fund Agreement or enter into any agreement which modifies a party’s rights or obligations under a material provision of the Fund Agreement; provided, that, the Partnership may enter into or consent to an amendment of the Fund Agreement (i) to permit the limited partner of the Fund to direct the Fund with respect to the voting of the Preferred Shares on matters concerning the removal or replacement of the collateral manager of the CDO Fund pursuant to the collateral management agreement between the collateral manager and the CDO Fund or (ii) which does not require the consent of the limited partner of the Fund as set forth in Section 12.1 of the Fund Agreement; or

     (h) enter into any contracts or agreements other than the Basic Documents.

     1.11 Limitations on Certain Activities with Respect to the Fund. Notwithstanding any other part of this Agreement, so long as the Partnership remains the general partner of the Fund, the Partnership shall not cause, authorize, permit or otherwise allow the Fund to, directly or indirectly (other than by virtue of the Fund’s purchasing or holding of the Preferred Shares issued by the CDO Fund or other than pursuant to rights granted in the Basic Documents):

     (a) loan or borrow any money or guarantee any loans or other borrowed money indebtedness of others;

     (b) enter into any contract or agreement, whether oral or in writing, other than the subscription agreement to be entered into by the Fund to purchase the Preferred Shares, any agreement to be entered into or document required, necessary or advisable in connection with the Fund’s purchasing or holding of the Preferred Shares and any other contract or agreement of any kind which is ancillary or incidental to such documents and required, necessary or advisable for the accomplishment of the Fund’s purposes as set forth in the Fund Agreement, as limited by this Section 1.11;

     (c) transfer any of its substantial assets (other than with respect to distributions in accordance with the Fund Agreement or as otherwise provided in the Fund Agreement), including the Preferred Shares issued by the CDO Fund;

     (d) purchase or otherwise acquire any substantial assets other than the Preferred Shares issued by the CDO Fund;

     (e) except as required by the Fund Agreement or as required by the Partnership Law, cause the Fund to liquidate at any time while the Preferred Shares remain outstanding or while any material amounts remain owing by the CDO Fund with respect to the Preferred Shares;

     (f) incur Fund Expenses (excluding any such expenses (i) incurred by Covered Persons and indemnified by the Fund in connection with Claims arising out of suits, proceeds, or other third-party actions pursuant to Article IX of the Fund Agreement or (ii) classified as Fund Expenses under subsections (e) or (i) of the definition of Fund Expenses in the Fund Agreement) in excess of $200,000 per annum; or

     (g) enter into or permit a merger, consolidation, sale of substantially all of the assets or similar transaction with respect to the Fund.

ARTICLE II

THE GENERAL PARTNER

     2.1 Management of the Partnership, etc. The management, control and operation of and the determination of policy with respect to the Partnership and its investment and other activities shall be vested exclusively in the General Partner (acting directly or through its duly appointed agents), which is hereby authorized and empowered on behalf and in the name of the Partnership and in its own name, if necessary or appropriate, but subject to the other provisions of this Agreement including Article I hereof, to carry out any and all of the purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable, convenient or incidental thereto. The General Partner may exercise on behalf of the Partnership, and may delegate to the Manager, all of the powers set forth in Sections 1.6 and 1.7, provided that the management and the conduct of the activities of the Partnership shall remain the sole responsibility of the General Partner and all decisions relating to the selection and disposition of the Partnership’s investments shall be made exclusively by the General Partner in accordance with this Agreement.

     2.2 Reliance by Third Parties. In dealing with the General Partner and its duly appointed agents, including the Manager, no Person shall be required to inquire as to the General Partner’s or any such agent’s authority to bind the Partnership.

     2.3 Conflicts of Interest, etc. (a) Transactions with Affiliates. (i) Subject to the other terms and provisions of this Agreement, the General Partner and the Manager may cause the Partnership to enter into contracts or transactions with the Fund, the CDO Fund, the General Partner, the Manager or any of their respective Affiliates, provided that the terms of any such contract or transaction are no more unfavorable to the Partnership than could be obtained in arm’s-length negotiations with unrelated third Persons for similar services.

     (b) Devotion of Time. During the Term, the General Partner shall cause the Principals, for so long as they are employed by the General Partner, the Manager or any of their respective Affiliates, to devote such time and efforts to the activities of the Partnership as they deem reasonably necessary. Notwithstanding the foregoing, each of the Principals may (i) devote such time and efforts as they deem reasonably necessary to the affairs of any other Manager Fund, (ii) serve on boards of directors of public and private companies and retain fees for such services for such Principal’s own account, (iii) engage in such civic and charitable activities as such Principal shall choose and (iv) conduct and manage such Principal’s personal and family investment activities. Subject to the foregoing and to the other provisions of this Agreement, the General Partner, the Manager, the Principals and their respective Affiliates may engage independently or with others in other investments or business ventures of any kind.

     (c) Other Potential Conflicts of Interest. While the General Partner and the Manager intend to avoid situations involving conflicts of interest, each Limited Partner acknowledges that there may be situations in which the interests of the Partnership may conflict with the interests of any Manager Fund, the General Partner, the Manager, the Principals or their respective Affiliates. Each Limited Partner agrees that the activities of any Manager Fund, the General Partner, the Manager, the Principals and their respective Affiliates expressly authorized or contemplated by this Section 2.3 or in any other provision of this Agreement may be engaged in by such Manager Fund, the General Partner, the Manager, the Principals or any such Affiliate, as the case may be, and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty that might be owed by any such Person to the Partnership or to any Partner. On any matter involving a conflict of interest not provided for in this Section 2.3 or elsewhere in this Agreement, each of the General Partner and the Manager will be guided by its good faith judgment as to the best interests of the Partnership and shall take such actions as it determines to be necessary or appropriate to ameliorate such conflicts of interest.

     2.4 Liability of the General Partner and Other Covered Persons. (a) General. Except as otherwise provided in the Partnership Law, the General Partner has the liabilities of a partner in a partnership without limited partners to (i) Persons other than the Partnership and the other Partners and (ii) subject to the other provisions of this Agreement, the Partnership and the other Partners. No Covered Person shall be liable to the Partnership or any Partner for any act or omission, including any mistake of fact or error in judgment, taken, suffered or made by such Covered Person in good faith and in the belief that such act or omission is in or is not contrary to the best interests of the Partnership and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute Disabling Conduct. No Partner shall be liable to the Partnership or any Partner for any action taken by any other Partner. To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Partnership or to the Partners, any Covered Person acting under this Agreement shall not be liable to the Partnership or any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

     (b) Reliance. A Covered Person shall incur no liability in acting in good faith upon any signature or writing believed by such Covered Person to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters except to the extent such belief, reliance or selection constituted Disabling Conduct. Each Covered Person may act directly or through such Covered Person’s agents or attorneys. Each Covered Person may consult with counsel, appraisers, engineers, accountants and other skilled Persons selected by such Covered Person, and shall not be liable for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons, except to the extent that such selection or reliance constituted Disabling Conduct. No Covered Person shall be liable to the Partnership or any Partner for any error of judgment made in good faith by an officer or employee of such Covered Person, provided that such error does not constitute Disabling Conduct of such Covered Person.

     (c) General Partner Not Liable for Return of Capital Contributions. Neither the General Partner nor any of its Affiliates shall be liable for the return of the Capital Contributions of any Partner, and such return shall be made solely from available assets of the Partnership, if any, and each Limited Partner hereby waives any and all claims that it may have against the General Partner or any Affiliate thereof for the return of all or part of said Limited Partner’s Capital Contribution.

     2.5 Bankruptcy, Dissolution or Withdrawal of the General Partner. In the event of the bankruptcy or dissolution and commencement of winding-up of the General Partner or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Partnership under the Partnership Law, the Partnership shall be dissolved and wound up as provided in Article XI, unless the business of the Partnership is continued pursuant to Section 11.1(c) . The General Partner shall take no action to accomplish its voluntary dissolution. The General Partner shall not withdraw as general partner of the Partnership prior to the dissolution of the Partnership except pursuant to Section 10.1(e) .

ARTICLE III

THE LIMITED PARTNERS

     3.1 No Participation in Management, etc. No Limited Partner shall take part in the management or control of the Partnership’s investment or other activities, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Except as expressly provided herein, no Limited Partner shall have the right to vote for the election, removal or replacement of the General Partner. No provision of this Agreement shall obligate any Limited Partner to refer investments to the Partnership or restrict any investments that a Limited Partner may make. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Partnership Law.

     3.2 Limitation of Liability. Except as may otherwise be provided by the Partnership Law and notwithstanding anything to the contrary herein, the liability of each Limited Partner is limited to its Capital Commitment.

     3.3 No Priority. No Limited Partner shall have priority over any other Limited Partner either as to the return of the amount of its Capital Contribution or, except as provided in Article VI, as to any allocation of any item of income, gain, loss, deduction or credit of the Partnership.

     3.4 Bankruptcy, Dissolution or Withdrawal of a Limited Partner. The bankruptcy, dissolution or withdrawal of a Limited Partner shall not in and of itself dissolve or terminate the Partnership. No Limited Partner shall withdraw from the Partnership prior to the dissolution of the Partnership except pursuant to Section 10.1.

ARTICLE IV

INVESTMENTS

     4.1 Investment in the Fund. Subject to Section 4.2, the General Partner will apply the net proceeds of the sale of the interests in the Partnership to the purchase of the general partnership interest in the Fund.

     4.2 Temporary Investments. To the extent commercially practicable, the General Partner shall cause the Partnership to invest cash held by the Partnership in Temporary Investments pending investment, distribution or payment of Organizational Expenses or Partnership Expenses.

ARTICLE V

CAPITAL COMMITMENTS; CAPITAL CONTRIBUTIONS

     5.1 Capital Commitments. Except as otherwise provided herein, each Partner shall make Capital Contributions to the Partnership in the aggregate up to the amount of its Capital Commitment, which is set forth opposite such Partner’s name on Schedule A hereto.

     5.2 Capital Contributions. (a) Each Partner shall make a Capital Contribution in the amount equal to 50% of the amount set forth opposite such Partner’s name on Schedule A attached hereto on the First Funding Date and each Partner shall make a Capital Contribution in the amount equal to the remaining 50% of the amount set forth opposite such Partner’s name on Schedule A attached hereto on the Second Funding Date.

     (b) The General Partner shall provide each Partner with a notice (a “Drawdown Notice”) at least five Business Days prior to each of the First Funding Date and the Second Funding Date (each such date, a “Funding Date”) on which the Limited Partners are required to make their Capital Contributions to the Partnership pursuant to Section 5.2(a) . On each Funding Date, each Partner will pay to the Partnership an amount equal to 50% of its Capital Commitment, by wire transfer of immediately available funds to the interest-bearing account of the Partnership specified in the Drawdown Notice. The Second Funding Date will take place within 60 days after the First Funding Date.

     5.3 Partners that Default on Capital Contributions.

     (a) General. If a Limited Partner fails to make, in a timely manner, all or any portion of any Capital Contribution required to be made by the Limited Partner hereunder as set forth in a Drawdown Notice, and such failure continues for five Business Days after receipt of written notice thereof from the General

Partner (a “Default”), then the Limited Partner may be designated by the General Partner as in default under this Agreement (a “Defaulting Partner”) and shall thereafter be subject to the provisions of this Section 5.3. The General Partner may choose not to designate such a Limited Partner as a Defaulting Partner and may agree to waive or permit the cure of any Default by a Partner, subject to such conditions as the General Partner and the Defaulting Partner may agree upon.

     (b) Defaulted Capital Commitment. With respect to the Remaining Capital Commitment of any Defaulting Partner (the “Defaulted Capital Commitment”), the General Partner may admit to the Partnership a Substitute Partner to assume all or a portion of the balance of such Defaulted Capital Commitment on such terms and upon the delivery of such documents as the General Partner shall determine to be appropriate up to an amount equal in the aggregate to the Defaulted Capital Commitment. The General Partner shall make such revisions to Schedule A hereto as may be necessary to reflect the change in Partners and Capital Commitments contemplated by this Section 5.3(b) .

     (c) Forfeiture and Application of Forfeited Amounts. The General Partner may take any or all of the following actions with respect to a Defaulting Partner: (i) reduce amounts otherwise distributable to such Defaulting Partner to zero as of the date of such Default, (ii) cease to allocate any income and gain to such Defaulting Partner with respect to its remaining interest in the Partnership, but continue to allocate its pro rata share of losses and deductions and (iii) require such Defaulting Partner to remain fully liable for payment of up to its pro rata share of Organizational Expenses and Partnership Expenses as if the Default had not occurred. The General Partner may apply amounts otherwise distributable to such Defaulting Partner in satisfaction of all amounts payable by such Defaulting Partner. In addition, such Defaulting Partner shall have no further right to make Capital Contributions and shall be treated for purposes of Section 5.2 as no longer a Partner. The General Partner may charge such Defaulting Partner interest on any amount that is in Default and any other amounts not timely paid at a rate per annum equal to 12% from the date such amounts were due and payable through the date that full payment of such amounts is actually made or, if such amounts are not paid, through the end of the Term, and to the extent not paid such interest charge may be deducted from amounts otherwise distributable to such Defaulting Partner. Amounts forfeited and not otherwise applied to the payment of the expenses specified in clause (iii) of the first sentence of this Section 5.3(c) or in Section 5.3(d), plus any interest thereon, shall be distributed to the Partners other than the Defaulting Partners in proportion to their respective Sharing Percentages. The General Partner shall make such adjustments, including adjustments to the Capital Accounts of the Partners (including such Defaulting Partner), as it determines to be appropriate to give effect to the provisions of this Section 5.3.

     (d) Other Remedies; Payment of Expenses. The General Partner shall have the right to pursue all remedies at law or in equity available to it with respect to the Default of a Defaulting Partner. Notwithstanding any other provision of this Agreement, the Limited Partner agrees to pay on demand all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Partnership in connection with the enforcement of this Agreement against the Limited Partner sustained as a result of a Default by the Limited Partner and that any such payment shall not constitute a Capital Contribution to the Partnership.

     (e) Consents. Whenever the vote, consent or decision of the Limited Partner is required or permitted pursuant to this Agreement or under the Partnership Law, unless otherwise agreed by the General Partner and such Limited Partner, a Defaulting Partner shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Defaulting Partner were not a Partner.

ARTICLE VI

CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS; WITHHOLDING

     6.1 Capital Accounts. There shall be established on the books and records of the Partnership a capital account (a “Capital Account”) for each Partner. The balance of each Partner’s Capital Account initially shall reflect such Partner’s Capital Contribution on the First Funding Date.

     6.2 Adjustments to Capital Accounts. As of the last day of each Period, the balance in each Partner’s Capital Account shall be adjusted by (a) increasing such balance by (i) such Partner’s allocable share of each item of the Partnership’s income and gain for such Period (allocated in accordance with Section 6.8) and (ii) such Partner’s Capital Contribution on the Second Funding Date and (b) decreasing such balance by (i) the amount of cash distributed to such Partner pursuant to this Agreement and (ii) such Partner’s allocable share of each item of the Partnership’s loss and deduction for such Period (allocated in accordance with Section 6.8) . Each Partner’s Capital Account shall be further adjusted with respect to any special allocations or adjustments pursuant to this Agreement.

     6.3 Distributions. (a) General. Subject to the other provisions of this Article VI, the General Partner shall cause the Partnership, at any time and after payment of any Partnership Expenses and establishing reasonable reserves for material anticipated obligations or commitments of the Partnership, to promptly distribute to the Partners any cash held by the Partnership after receipt thereof.

     (b) Making of Distributions. Cash held by the Partnership for distribution pursuant to this Section 6.3 shall be distributed as follows:

     (i) Return of Limited Partners’ Capital: First, 100% to the Limited Partners in proportion to their Sharing Percentages until the cumulative amount distributed to the Limited Partners pursuant to this Section 6.3(b)(i) is equal to the Limited Partners’ aggregate Capital Contributions to the Partnership;

     (ii) Return of General Partner’s Capital: Second, 100% to the General Partner until the cumulative amount distributed to the General Partner pursuant to this Section 6.3(b)(ii) is equal to its Capital Contribution to the Partnership; and

     (iii) Remaining Distributions: Third, (a) cash representing Preference Amounts shall be distributed 75% to the General Partner and 25% to the Limited Partners in proportion to their Sharing Percentages; and (b) cash other than Preference Amounts shall be distributed among the Partners in proportion to their Sharing Percentages.

     6.4 Tax Distributions. Notwithstanding any provision of Section 6.3 to the contrary, the Partnership may, either prior to, together with or subsequent to any distribution pursuant to Section 6.3, make distributions to all Partners regardless of their tax status, in amounts intended to enable such Partners (or any Person whose tax liability is determined by reference to the income of any such Partner) to discharge their U.S. federal, state and local income tax liabilities arising from allocations made (or to be made) pursuant to Section 6.9. The amounts distributable pursuant to this Section 6.4 shall be determined by the General Partner, taking into account the maximum combined U.S. federal, New Jersey State, New York State and New York City tax rate applicable to individuals or corporations (whichever is higher) on ordinary income and capital gain (taking into account the applicable holding period), as the case may be, the amounts of ordinary income and capital gain allocated to the Partners pursuant to this Agreement, and otherwise based on such reasonable assumptions as the General Partner determines in good faith to be appropriate. The amount subsequently distributable to any Partner pursuant to any clause of Section 6.3 shall be reduced by the amount distributed to such Partner pursuant to this Section 6.4 and the amount so distributed under this Section 6.4 shall be deemed to have been distributed to the extent of such reduction pursuant to such clause of Section 6.3 for purposes of making the calculations required by Section 6.3.

     6.5 General Distribution Provisions. (a) Overriding Limitations on Distributions. Notwithstanding any other provision of this Agreement, distributions shall be made only to the extent of Available Assets and in compliance with the Partnership Law and other applicable law.

     (b) Distributions to Persons Shown on Partnership Records. Any distribution by the Partnership pursuant to Articles VI and XI to the Person shown on the Partnership’s records as a Partner or to such Person’s legal representatives, or to the Transferee of such Person’s right to receive such distributions as provided herein, shall acquit the Partnership and the General Partner of all liability to any other Person that may be interested in such distribution by reason of any Transfer of such Person’s interest in the Partnership for any reason (including a Transfer of such interest by reason of the death, incompetence, bankruptcy or liquidation of such Person).

     6.6 Negative Capital Accounts. No Limited Partner shall be required to make up a negative balance in its Capital Account. Except as otherwise expressly provided in this Agreement or as required by law, the General Partner shall not be required to make up a negative balance in its Capital Account.

     6.7 No Withdrawal of Capital. Except as otherwise expressly provided in this Agreement, no Partner shall have the right to withdraw capital from the Partnership or to receive any distribution of or return on such Partner’s Capital Contributions.

     6.8 Allocations to Capital Accounts. (a) General. Except as otherwise provided herein, each item of income, gain, loss and deduction of the Partnership (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Partners with respect to each Period, as of the end of such Period, in a manner that as closely as possible gives economic effect to the provisions of Articles VI and XI and the other relevant provisions of this Agreement.

     (b) Special Regulatory Allocations.

          (i) Qualified Income Offset. No Partner shall be allocated items of loss or deduction of the Partnership if the allocation causes the Partner to have a negative balance in its Capital Account. If a Partner receives (1) an allocation of an item of loss or deduction of the Partnership, or (2) a distribution, or (3) an unexpected adjustment, allocation or distribution described in Treasury Regulations Section 1.704 -1(b)(2)(ii)(d)(4), (5) or (6), which causes the Partner to have a negative balance in its Capital Account at the end of any taxable year, then items of income (including gross income) and gain of the Partnership for that taxable year shall be specially allocated to that Partner in an amount and manner sufficient to eliminate such negative balance (in excess of (i) the amount, if any, that Partner is obligated to restore upon liquidation of the Partnership or upon liquidation of that Partner’s interest in the Partnership and (ii) that Partner’s share of the Minimum Gain (as defined in Treasury Regulations Section 1.704 -2(d))) as quickly as possible. This Section 6.8(b)(i) is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Treasury Regulations promulgated under Code Section 704(b). Any special allocations of income and gain pursuant to this Section 6.8(b)(i) shall be taken into account in computing subsequent allocations of income and gain pursuant to this Section 6.8, so that the net amount of any items so allocated and the income, gain, loss, deduction and all other items allocated to each Partner pursuant to this Section 6.8 shall, to the extent possible, equal the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 6.8 if such special allocations had not been made.

          (ii) Minimum Gain Chargeback. Except as set forth in Treasury Regulations Section 1.704 -2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain (as defined in Treasury Regulations Section 1.704 -2(d)), each Partner, prior to any other allocation pursuant to this Section 6.8, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Partner’s share of the net decrease of Minimum Gain, computed in accordance with Treasury Regulations Section 1.704 -2(g). Allocations of gross income and gain pursuant to this Section 6.8(b)(ii) shall be made first from gain recognized from the disposition of the Partnership assets subject to non-recourse liabilities (within the meaning of the Treasury Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Partnership’s other items of income and gain for the taxable year. It is the intent of the parties that any allocation pursuant to this Section 6.8(b)(ii) shall constitute a “minimum gain chargeback” under Treasury Regulations Section 1.704 -2(f). Any allocation pursuant to this Section 6.8(b)(ii) shall be taken into account in computing subsequent allocations pursuant to this Section 6.8, so that the net amount of any items so allocated and all other items of income, gain, loss and deduction allocated to each Partner pursuant to this Section 6.8 shall, to the extent possible and as soon as possible, be equal to the net amount that would have been allocated to each Partner pursuant to the provisions of this Section 6.8 as if the special allocation pursuant to this Section 6.8(b)(ii) had not been made.

     6.9 Tax Allocations and Other Tax Matters. Except as otherwise provided herein, each item of income, gain, loss, credit and deduction recognized by the Partnership shall be allocated among the Partners for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Partners’ Capital Accounts. Notwithstanding the foregoing, the General Partner shall have the power to adjust allocations made pursuant to this Section 6.9 as may be necessary to maintain substantial economic effect, or to ensure that such allocations are in accordance with the interests of the Partners in the Partnership, in each case within the meaning of the Code and the Treasury Regulations. Tax credits shall be allocated in good faith by the General Partner. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined in good faith by the General Partner. The General Partner may in its discretion cause the Partnership to make the election under Section 754 of the Code. The General Partner is hereby designated as the tax matters partner of the Partnership, as provided in the Treasury Regulations pursuant to Section 6231 of the Code and any similar provisions under any other state or local or non-U.S. tax laws. Each Partner hereby consents to such designation and agrees that upon the request of the General Partner it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The General Partner shall not permit the Partnership to elect, and the Partnership shall not elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations Section 301.7701 -3(a) or under any corresponding provision of state or local law.

     6.10 Withholding. (a) General. Each Partner shall, to the fullest extent permitted by applicable law, pay to each Covered Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or non-U.S. income tax purposes an amount equal to any withholding or other taxes (together with interest or penalties thereon) payable by the Partnership as a result of such Partner’s participation in the Partnership.

     (b) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Partner hereby authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law) with respect to such Partner or as a result of such Partner’s participation in the Partnership (including as a result of a distribution in kind to such Partner). If and to the extent that the Partnership shall be required to withhold or pay any such withholding or other taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time that such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution of cash with respect to such Partner’s interest in the Partnership to the extent that such Partner (or any successor to such Partner’s interest in the Partnership) would have received a cash distribution but for such withholding. To the extent that such payment exceeds the cash distribution that such Partner would have received but for such withholding, the General Partner shall notify such Partner as to the amount of such excess and such Partner shall make a prompt payment to the Partnership of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not reduce the Remaining Capital Commitment or increase the Capital Account of such Partner.

     (c) Withholding Tax Rate. Any withholdings referred to in this Section 6.10 shall be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner shall have received an opinion of counsel, or other evidence satisfactory to the General Partner, to the effect that a lower rate is applicable or that no withholding is applicable.

     (d) Withholding from Distributions to the Partnership. In the event that the Partnership receives a distribution from or in respect of which tax has been withheld, the Partnership shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Partner shall be treated as having received as a distribution of cash pursuant to the relevant clause of Section 6.3 the portion of such amount that is attributable to such Partner’s interest in the Partnership as equitably determined by the General Partner.

ARTICLE VII

THE MANAGER

     7.1 Appointment of the Manager. The Partnership hereby appoints the Manager to provide portfolio management and administrative services to the Partnership as follows:

     (a) The Manager shall manage the operations of the Partnership, shall have the right to execute and deliver documents on behalf of the Partnership in lieu of the General Partner, provided that the management and the conduct of the activities of the Partnership shall remain the ultimate responsibility of the General Partner and all decisions relating to the selection and disposition of the Partnership’s investments shall be made exclusively by the General Partner in accordance with this Agreement. The appointment of the Manager by the Partnership shall not relieve the General Partner from its obligations to the Partnership hereunder or under the Partnership Law.

     (b) The Manager shall act in conformity with this Agreement and with the instructions and directions of the General Partner.

ARTICLE VIII

BOOKS AND RECORDS; REPORTS TO PARTNERS; ETC.

     8.1 Maintenance of Books and Records. The General Partner shall keep or cause to be kept at the address of the General Partner (or at such other place as the General Partner or the Manager shall determine and, if during the Term, shall advise the Limited Partners in writing) full and accurate accounts of the transactions of the Partnership in proper books and records of account, during the Term and for a period of at least four years thereafter, which shall set forth all information required by the Partnership Law. The General Partner shall have the right to preserve all records and accounts in original form or on microfilm, magnetic tape or any similar process. Such books and records shall be maintained on the basis utilized in preparing the Partnership’s income tax returns, which shall be the basis for the preparation of the financial reports to be mailed to current and former Partners pursuant to this Article VIII. Such books and records shall be available, upon five Business Days’ notice to the General Partner, for inspection and copying at reasonable times during business hours by a Limited Partner or its duly authorized agents or representatives for any purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership.

     8.2 Audits and Reports. (a) Financial Reports. The books and records of account of the Partnership shall be audited as of the end of each Fiscal Year by such nationally recognized accounting firm as shall be selected by the General Partner. The General Partner shall use commercially reasonable efforts to prepare and distribute a financial report (audited in the case of a report sent as of the end of a Fiscal Year and unaudited in the case of a report sent as of the end of a quarter) to each Limited Partner within 105 days after the end of each Fiscal Year (commencing after December 31 of the Fiscal Year in which the Initial Closing is held) and 60 days after the end of each of the first three quarters of each Fiscal Year (commencing with the third full quarter after the Initial Closing), during the Term, setting forth for such Fiscal Year or quarter:

     (i) the assets and liabilities of the Partnership as of the end of such Fiscal Year or quarter;

     (ii) the net profit or net loss of the Partnership for such Fiscal Year or quarter; and

     (iii) in the case of a Fiscal Year only, such Limited Partner’s closing Capital Account balance as of the end of such Fiscal Year.

     (b) Other Information. The General Partner shall use commercially reasonable efforts to provide to a Limited Partner such other information as is reasonably requested by such Limited Partner for any purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership to the extent that any such efforts shall not impose any undue cost or burden on the General Partner or the Partnership, subject in each case to the rights of the General Partner concerning confidential information contained in the last sentence of Section 13.10.

     8.3 Annual Meeting. The General Partner shall cause the Partnership to have a meeting of the Limited Partners once each year beginning in the year after the year of the Initial Closing (the “Annual Meeting”). At the Annual Meeting, the General Partner will review the investment performance of the Partnership, the Fund and the CDO Fund.

     8.4 Tax Returns and Tax Information. The General Partner shall cause the Partnership initially to elect the Fiscal Year as its taxable year and shall use all commercially reasonable efforts to cause to be prepared and timely filed all tax returns required to be filed for the Partnership in the jurisdictions in which the Partnership conducts business or derives income for all applicable tax years. The General Partner shall use commercially reasonable efforts to prepare and mail within 120 days after the end of each Fiscal Year to each Limited Partner that is a U.S. person (as defined in the Code) or a partnership, estate, trust, S corporation, nominee or similar person (a “pass-through entity”) that is owned directly, or indirectly through one or more other pass-through entities, by a U.S. person (as defined in the Code), and each other Person that was such a Limited Partner during such Fiscal Year or its legal representatives, U.S. Internal Revenue Service Schedule K-l, “Partner’s Share of income, Credits, Deductions, Etc.”, or any successor schedule or form, for such Person.

     8.5 Banking. All funds of the Partnership may be deposited in such bank, brokerage or money market accounts as shall be established by the General Partner. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the General Partner may designate.

ARTICLE IX

INDEMNIFICATION

     9.1 Indemnification of Covered Persons. (a) General. The Partnership shall and hereby does, to the fullest extent permitted by applicable law, indemnify, hold harmless and release (and each Partner does hereby release) each Covered Person from and against any and all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the investment or other activities of the Partnership, or activities undertaken in connection with, the Partnership, or otherwise relating to or arising out of this Agreement, including amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims, amounts and expenses referred to in this Section 9.1 are referred to collectively as “Damages”), except to the extent that it shall have been determined by a court of competent jurisdiction that such Damages arose primarily from Disabling Conduct of such Covered Person. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement or otherwise relating to such Proceeding arose primarily from Disabling Conduct of any Covered Person.

     (b) Expenses. Reasonable expenses incurred by a Covered Person in defense or settlement of any Claim that may be subject to a right of indemnification hereunder may be advanced by the Partnership to such Covered Person prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined ultimately by a court of competent jurisdiction that the Covered Person was not entitled to be indemnified hereunder. All judgments against the Partnership or a Covered Person, in respect of which such Covered Person is entitled to indemnification, shall first be satisfied from Partnership assets before such Covered Person is responsible therefor.

     (c) Notices of Claims, etc. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Partnership, give written notice to the Partnership of the commencement of such Proceeding, provided that the failure of any Covered Person to give such notice as provided herein shall not relieve the Partnership of its obligations under this Section 9.1 except to the extent that the Partnership is actually prejudiced by such failure to give such notice. If any such Proceeding is brought against a Covered Person (other than a derivative suit in right of the Partnership), the Partnership will be entitled to participate in and to assume the defense thereof to the extent that the Partnership may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Partnership to such Covered Person of the Partnership’s election to assume the defense of such Proceeding, the Partnership will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Partnership will not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect to such Proceeding and the related Claim.

     (d) Survival of Protection. The provisions of this Section 9.1 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 9.1 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

     (e) Reserves. If the General Partner determines that it is appropriate or necessary to do so, the General Partner may cause the Partnership to establish reasonable reserves, escrow accounts or similar accounts to fund its obligations under this Section 9.1.

     (f) Rights Cumulative. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns, heirs and legal representatives.

     9.2 Other Source of Recovery. The General Partner shall cause the Partnership to use its commercially reasonable efforts to obtain the funds needed to satisfy its indemnification obligations under Section 9.1 from Persons other than the Partnership (for example, pursuant to insurance policies) before causing the Partnership to make payments pursuant to Section 9.1. Notwithstanding the foregoing, nothing in this Section 9.2 shall prohibit the General Partner from causing the Partnership to make such payments if the General Partner determines that the Partnership is not likely to obtain sufficient funds from such other sources in a timely fashion, or that attempting to obtain such funds would be futile or not in the best interests of the Partnership.

ARTICLE X

TRANSFERS

     10.1 Transfers by Partners. (a) Transfers by Limited Partners. Except as set forth in this Article X, no Limited Partner may Transfer all or any part of its interest in the Partnership. Notwithstanding the foregoing, a Limited Partner may, with the prior written consent of the General Partner and upon compliance with Sections 10.1(b) and (c), Transfer all or a portion of such Limited Partner’s interest in the Partnership. The consent of the General Partner to any such Transfer by a Limited Partner shall not be unreasonably withheld.

     (b) Conditions to Transfer. Any purported Transfer by a Limited Partner pursuant to the terms of this Article X shall, in addition to requiring the prior written consent referred to in Section 10.1(a), be subject to the satisfaction of the following conditions:

     (i) the Limited Partner that proposes to effect such Transfer (a “Transferor”) or the Person to whom such Transfer is to be made (a “Transferee”) shall have undertaken to pay all reasonable expenses incurred by the Partnership, the General Partner or the Manager in connection therewith;

     (ii) the General Partner shall have been given at least 30 days’ prior written notice of the proposed Transfer;

     (iii) the Partnership shall have received from the Transferee and, in the case of clause (C) below, from the Transferor to the extent specified by the General Partner, (A) such assignment agreement and other documents, instruments and certificates as may be reasonably requested by the General Partner, pursuant to which such Transferee shall have agreed to be bound by this Agreement, including if requested a counterpart of this Agreement executed by or on behalf of such Transferee, (B) a certificate or representation to the effect that the representations set forth in Section 12.3 hereof are (except as otherwise disclosed to and consented to by the General Partner) true and correct with respect to such Transferee as of the date of such Transfer and (C) such other documents, opinions, instruments and certificates as the General Partner shall have reasonably requested;

     (iv) such Transferor or Transferee shall have delivered to the Partnership the opinion of counsel described in Section 10.1(c);

     (v) each of the Transferor and the Transferee shall have provided a certificate or representation to the effect that (A) the proposed Transfer will not be effected on or through (1) a U.S. national, regional or local securities exchange, (2) a non-U.S. securities exchange or (3) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers and (B) it is not, and its proposed Transfer or acquisition (as the case may be) will not be made by, through or on behalf of, (1) a Person, such as a broker or a dealer, making a market in interests in the Partnership or (2) a Person that makes available to the public bid or offer quotes with respect to interests in the Partnership;

     (vi) such Transfer would not cause the Partnership’s assets to be deemed “plan assets” subject to ERISA or section 4975 of the Code;

     (vii) such Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof”, as such terms are used in section 1.7704 -1 of the Treasury Regulations; and

     (viii) such Transfer would not result in the Partnership at any time during its taxable year having more than 100 partners, within the meaning of section l.7704-1(h)(1)(ii) of the Treasury Regulations (taking into account section 1.7704 -1(h)(3) of the Treasury Regulations).

The General Partner may waive any or all of the conditions set forth in this Section 10.1(b), other than clause (viii) of the preceding sentence, if the General Partner determines that such waiver is in the best interest of the Partnership.

     (c) Opinion of Counsel. The opinion of counsel referred to in Section 10.1(b)(iv) with respect to a proposed Transfer shall be in form and substance satisfactory to the General Partner, shall be from counsel satisfactory to the General Partner and, unless otherwise specified by the General Partner, shall be substantially to the effect that:

     (i) such Transfer will not require registration under the Securities Act or violate any provision of any applicable non-U.S. securities laws;

     (ii) the Transferee is a Person that, at the option of the General Partner, counts as one beneficial owner for purposes of section 3(c)(1) of the Investment Company Act or is a “qualified purchaser” as such term is defined in section 2(a)(51) of the Investment Company Act;

     (iii) such Transfer will not require any of the Manager, the General Partner or any Affiliate of the Manager or the General Partner to register as an investment adviser under the Advisers Act if such Person is not already so registered;

     (iv) Such Transfer will not cause the Partnership to be taxable as a corporation under the Code; and

     (v) such Transfer will not violate the laws, rules or regulations of any state or any governmental authority applicable to the Transferor, the Transferee or such Transfer.

In giving such opinion, counsel may, with the consent of the General Partner, rely as to factual matters on certificates of the Transferor, the Transferee and the General Partner and may include in its opinion customary qualifications and limitations.

     (d) Substitute Partners. Notwithstanding any other provision of this Agreement, a Transferee may be admitted to the Partnership as a substitute Limited Partner of the Partnership (a “Substitute Partner”) only with the consent of the General Partner, which consent shall not be unreasonably withheld. Unless the General Partner, the Transferor and the Transferee otherwise agree, in the event of the admission of a Transferee as a Substitute Partner, all references herein to the Transferor shall be deemed to apply to such Substitute Partner, and such Substitute Partner shall succeed to all of the rights and obligations of the Transferor hereunder. A Person shall be deemed admitted to the Partnership as a Substitute Partner at the time that the foregoing conditions are satisfied and such Person is listed as a limited partner of the Partnership on Schedule A hereto.

     (e) Transfers by the General Partner. The General Partner may not Transfer all or any part of its interest in the Partnership, provided that the General Partner may Transfer its interest in the Partnership to a Person directly or indirectly controlled by the General Partner or by the Principals in which the General Partner or the Principals, as the case may be, retain a significant economic interest. If the General Partner Transfers its entire interest in the Partnership pursuant to this Section 10.1, the transferee shall automatically be admitted to the Partnership as a replacement general partner immediately prior to such Transfer upon execution of a counterpart of this Agreement, and such transferee shall continue the business of the Partnership without dissolution of the Partnership.

     (f) Transfers in Violation of Agreement Not Recognized. Unless effected in accordance with and as permitted by this Agreement, no attempted Transfer or substitution shall be recognized by the Partnership and any purported Transfer or substitution not effected in accordance with and as permitted by this Agreement shall be void.

ARTICLE XI

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

     11.1 Dissolution. There will be a dissolution of the Partnership and its affairs shall be wound up upon the first to occur of any of the following events:

     (a) the expiration of the Term as provided in Section 1.4; or

     (b) the last Business Day of the first Fiscal Year in which all assets acquired or agreed to be acquired by the Partnership have been sold or otherwise disposed of; or

     (c) the withdrawal, removal, bankruptcy or dissolution and commencement of winding up of the General Partner, or the assignment by the General Partner of its entire interest in the Partnership, or the occurrence of any other event that causes the General Partner to cease to be a General Partner of the Partnership under the Partnership Law, unless (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership that is hereby authorized to and does (unanimously in the case of more than one general partner) elect to continue the activities of the Partnership without dissolution or (ii) within 90 days after the occurrence of such event all of the Partners agree in writing or vote to continue the activities of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

     (d) the determination by the General Partner to dissolve the Partnership because it has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the U.S. federal securities laws (including the Securities Act, the Investment Company Act and the Advisers Act), or any other applicable statute, regulation, case law, administrative ruling or other similar authority (including changes that result in the Partnership being taxable as a corporation under U.S. federal income tax law), the Partnership cannot operate effectively in the manner contemplated herein (including, without limitation, with respect to the General Partner’s ability to receive the amounts distributable to it with respect to any Limited Partner pursuant to Sections 6.3); or

     (e) the entry of a decree of judicial dissolution pursuant to the Partnership Law; or

     (f) at such time as there are no Limited Partners, unless the other activities of the Partnership are continued in accordance with the Partnership Law.

     11.2 Winding Up. (a) Distribution of Partnership Assets. Upon the dissolution of the Partnership, the General Partner (or, if dissolution of the Partnership should occur by reason of Section 11.1(c) or the General Partner is unable to act as liquidator, a duly elected liquidating trustee of the Partnership or other representative designated by a Majority in Interest) shall distribute the assets of the Partnership as follows and in the following order of priority:

     (i) First, to (A) creditors in satisfaction of the debts and liabilities of the Partnership, whether by payment thereof or the making of reasonable provision for payment thereof, and (B) the expenses of liquidation, whether by payment thereof or the making of reasonable provision for payment thereof, and (C) the establishment of any reasonable reserves (which may be funded by a liquidating trust) to be established by the General Partner (or liquidating trustee or other representative) in amounts determined by it to be necessary for the payment of the Partnership’s expenses, liabilities and other obligations (whether fixed or contingent); and

     (ii) Second, to the Partners in accordance with their positive Capital Account balances (after all required allocations have been made).

     (b) Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner to seek to minimize potential losses upon such liquidation. The provisions of this

Agreement shall remain in full force and effect during the period of winding up and until the filing of a notice of dissolution of the Partnership with the Registrar of Exempted Limited Partnerships in the Cayman Islands as provided in Section 11.3.

     11.3 Notice of Dissolution. Upon completion of the foregoing, the General Partner (or the liquidating trustee or other representative referred to in Section 11.2(a)) shall execute, acknowledge and cause to be filed a notice of dissolution of the Partnership, provided that the winding up of the Partnership will not be deemed complete and such notice of dissolution will not be filed by the General Partner (or such liquidating trustee or other representative) prior to the second anniversary of the last day of the Term unless otherwise required by law.

ARTICLE XII

AMENDMENTS; POWER OF ATTORNEY; REPRESENTATIONS

     12.1 Amendments.

     (a) General. Any modifications of or amendments to this Agreement duly adopted in accordance with the terms of this Agreement may be executed in accordance with Section 12.2. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of the General Partner and a Majority in Interest, provided that the General Partner may, without the consent of any of the Limited Partners:

     (i) amend Schedule A hereto to reflect changes validly made pursuant to the terms of this Agreement;

     (ii) enter into agreements with Persons that are Transferees pursuant to the terms of this Agreement, providing in substance that such Transferees will be bound by this Agreement and will become Substitute Partners, and agreements referred to in the third sentence of Section 13.13;

     (iii) amend this Agreement as may be required to implement Transfers of interests of Limited Partners as contemplated by Section 10.1 and/or the admission of any Substitute Partner as contemplated by Section 10.1(d);

     (iv) amend this Agreement (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the General Partner deems to be in the best interest of the Partnership, or (B) to change the name of the Partnership;

     (v) amend this Agreement to conform to the terms of the offering document pursuant to which any Limited Partner interests are offered;

     (vi) amend this Agreement as may be necessary or advisable in order to comply with the Investment Advisers Act of 1940, as amended; and

     (vii) amend this Agreement to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof, so long as such amendment under this clause (vii) does not adversely affect the interests of the Limited Partners.

     (b) Certain Amendments Requiring Special Consent. Notwithstanding the provisions of Section 12.1(a), no modification of or amendment to this Agreement shall be made that will:

     (i) modify or amend the provisions of Article VI in a manner that would alter the amount or timing of distributions or the allocations of items of income, gain, loss and deduction, without the written consent of Partners having made Capital Contributions aggregating in excess of 66% of the Capital Contributions of all Partners,

     (ii) materially and adversely affect the rights of a Limited Partner in a manner that discriminates against such Limited Partner vis-à-vis the other Limited Partners without the written consent of such Limited Partner,

     (iii) modify or amend the requirement in any provision of this Agreement calling for the consent, vote or approval of a Majority in Interest or other specified percentage in Interest of the Limited Partners, without the written consent of a Majority in Interest or such specified percentage in interest, as the case may be, of the Limited Partners, or

     (iv) change the provisions of this Section 12.1 without the consent of each Limited Partner.

     (c) Notices of Amendments. Within a reasonable period of time after the adoption of any material amendment in accordance with this Section 12.1, other than an amendment to Schedule A hereto made in accordance with the terms hereof, the General Partner shall send to each Limited Partner a copy of such amendment or a written notice describing such amendment.

     12.2 Power of Attorney. Each Limited Partner does hereby irrevocably constitute and appoint the General Partner and its officers, or the successor thereof as general partner of the Partnership and its officers, with full power of substitution, the true and lawful attorney-in-fact and agent of such Partner, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all instruments, documents and certificates that may from time to time be required by the laws of the Cayman Islands, the United States, the State of Delaware, the State of New Jersey, the State of New York or any other jurisdiction in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid existence and investment and other activities of the Partnership, including, the power and authority to execute, verify, swear to, acknowledge, deliver, record and file:

     (a) all certificates and other instruments, including any amendments to this Agreement or to the Certificate of Limited Partnership of the Partnership, that the General Partner determines to be appropriate to (i) form, qualify or continue the Partnership as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in the Cayman Islands and all other jurisdictions in which the Partnership conducts or plans to conduct business and (ii) admit such Partner as a Limited Partner in the Partnership;

     (b) all instruments that the General Partner determines to be appropriate to reflect any amendment to this Agreement or the Certificate of Limited Partnership of the Partnership (i) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service, or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the General Partner deems to be in the best interest of the Partnership, (ii) to change the name of the Partnership or (iii) to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision herein contained so long as such amendment under this clause (iii) does not adversely affect the interests of the Limited Partners;

     (c) all conveyances and other instruments that the General Partner determines to be appropriate to reflect and effect the dissolution, winding up and termination of the Partnership in accordance with the terms of this Agreement, including the filing of a notice of dissolution as provided for in Article Xl;

     (d) all instruments relating to Transfers of interests in the Partnership or the admission of Substitute Partners in accordance with the terms of this Agreement;

     (e) all amendments to this Agreement duly approved and adopted in accordance with Section 12.1;

     (f) certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in all jurisdictions in which the Partnership conducts or plans to conduct business; and

     (g) any other instruments determined by the General Partner to be necessary or appropriate in connection with the proper conduct of the business of the Partnership and that do not adversely affect the interests of the Limited Partners.

Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement, when acting in such capacities, except to the extent authorized herein. This power of attorney shall not be affected by the subsequent disability or incompetence of the principal. This power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy or legal disability of any Limited Partner and shall extend to such Limited Partner’s successors and assigns. This power of attorney may be exercised by such attorney-in-fact and agent for all Limited Partners (or any of them) by a single signature of the General Partner acting as attorney-in-fact with or without listing all of the Limited Partners executing an instrument. Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized and binding, without further inquiry. If required, each Limited Partner shall execute and deliver to the General Partner, within five Business Days after receipt of a request therefor, such further designations, powers of attorney or other instruments as the General Partner shall determine to be necessary for the purposes hereof consistent with the provisions of this Agreement.

     12.3 Representations. Each Limited Partner represents, warrants and covenants to the Partnership as follows:

     (a) Capacity. The Limited Partner is duly organized, formed or incorporated, as the case may be, and validly existing and in good standing, under the laws of such Limited Partner’s jurisdiction of organization, formation or incorporation, and such Limited Partner has the full capacity, power and authority to execute, deliver and perform this Agreement and to subscribe for and purchase an interest as a partner of the

Partnership. The Limited Partner’s purchase of an interest and the Limited Partner’s execution, delivery and performance of this Agreement have been authorized by all necessary corporate or other action on the Limited Partner’s behalf. The Limited Partner has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Limited Partner, enforceable against the Limited Partner in accordance with its terms.

     (b) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of the Limited Partner’s obligations hereunder will not conflict with, or result in any violation of or default under, any provision of any agreement or other instrument to which the Limited Partner is a party or by which the Limited Partner or any of the Limited Partner’s assets are bound, or any judgment, decree, statute, order, rule or regulation applicable to the Limited Partner or the Limited Partner’s assets.

     (c) Access to Information. The Limited Partner has carefully reviewed this Agreement. The Limited Partner has been provided an opportunity to ask questions of, and the Limited Partner has received answers thereto satisfactory to the Limited Partner from, the Partnership and its representatives regarding the Agreement and the terms and conditions thereof, and the Limited Partner has obtained all additional information requested by the Limited Partner of the Partnership and its representatives to verify the accuracy of all such information furnished to the Limited Partner. The Limited Partner is not relying on the Partnership, the General Partner or any of their partners, officers, counsel, agents or representatives for legal, investment or tax advice. The Limited Partner has sought independent legal, investment and tax advice to the extent that the Limited Partner has deemed necessary or appropriate in connection with the Limited Partner’s decision to invest in the Partnership.

     (d) Potential Conflicts of Interest. The Limited Partner acknowledges that there may be situations in which the interests of the Partnership may conflict with the interests of the General Partner, the Manager, or their respective Affiliates. The Limited Partner agrees that the activities of the General Partner, the Manager, and their respective Affiliates expressly authorized by this Agreement may be engaged in by the General Partner, the Manager or any such Affiliate, as the case may be, and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty that might be owed by any such Person to the Partnership or to any Partner.

     (e) Evaluation of and Ability to Bear Risks. The Limited Partner has such knowledge and experience in financial affairs that the Limited Partner is capable of evaluating the merits and risks of purchasing an interest in the Partnership, and the Limited Partner has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement. The Limited Partner’s financial situation is such that the Limited Partner can afford to bear the economic risk of holding an interest in the Partnership for an indefinite period of time, and the Limited Partner can afford to suffer the complete loss of the Limited Partner’s investment in such interest.

     (f) Purchase for Investment. The Limited Partner is acquiring an interest as a partner of the Partnership for its own account. The Limited Partner acknowledges that as a Limited Partner it will have no right to withdraw or be excused from the Partnership except as specifically provided in the Partnership Agreement. The Limited Partner agrees that it will not, directly or indirectly, engage in a Transfer of all or any part of such interest (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such interest) except in accordance with (i) the registration provisions of the Securities Act or an exemption from such registration provisions, (ii) any applicable state or non-U.S. securities laws and (iii) the terms of this Agreement.

     (g) Certain ERISA Matters. No part of the funds used by the Limited Partner to acquire an interest as a partner of the Partnership constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any plan described in section 4975(e)(1) of the Code.

     (h) Accredited Investor. The Limited Partner is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

     (i) Qualified Purchaser. The Limited Partner is a “qualified purchaser,” as such term is defined in section 2(a)(51) of the Investment Company Act.

ARTICLE XIII

MISCELLANEOUS

     13.1 Notices. Each notice relating to this Agreement shall be in writing and shall be delivered (a) in person, by registered or certified mail or by private courier or (b) by facsimile or other electronic means, confirmed by telephone to an officer or other representative of the recipient. All notices to any Limited

Partner shall be delivered to such Limited Partner at its last known address as set forth in the records of the Partnership. All notices to the General Partner shall be delivered to the General Partner at its address set forth in the first sentence of Section 1.2(b), with a copy to Dechert, 30 Rockefeller Plaza, New York, New York, 10112, Attention: Roger Mulvihill. Any Limited Partner may designate a new address for notices by giving written notice to that effect to the General Partner. The General Partner may designate a new address for notices by giving written notice to that effect to each of the Limited Partners. Unless otherwise specifically provided in this Agreement, a notice given in accordance with the foregoing clause (a) shall be deemed to have been effectively given two Business Days after such notice is mailed by registered or certified mail, return receipt requested, and one Business Day after such notice is sent by Federal Express or other one-day service provider, to the proper address, or at the time delivered when delivered in person or by private courier. Any notice to the General Partner or to a Limited Partner by facsimile or other electronic means shall be deemed to have been effectively given when sent and confirmed by telephone in accordance with the foregoing clause (b).

     13.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

     13.3 Table of Contents and Headings. The table of contents and the headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

     13.4 Successors and Assigns. This Agreement shall inure to the benefit of the Partners, the Initial Limited Partner and the Covered Persons, and shall be binding upon the parties, and, subject to Section 10.1, their respective successors, permitted assigns and, in the case of individual Covered Persons, heirs and legal representatives.

     13.5 Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     13.6 Further Actions. Each Limited Partner shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the General Partner in connection with the formation of the Partnership and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the General

Partner determines to be necessary or appropriate to form, qualify or continue the Partnership as a limited partnership in all jurisdictions in which the Partnership conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Partnership.

     13.7 Determinations of the Partners. Unless otherwise specified in this Agreement, any determination, decision, consent, vote or judgment of, or exercise of discretion by, or action taken or omitted to be taken by, a Partner under this Agreement shall be made, given, exercised, taken or omitted as such Partner shall determine in its sole and absolute discretion, and in connection with the foregoing, such Partner shall be entitled to consider only such interests and factors as it deems appropriate, including its own interests, and shall act in good faith. If any questions should arise with respect to the operation of the Partnership that are not specifically provided for in this Agreement or the Partnership Law, or with respect to the interpretation of this Agreement, the General Partner is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in good faith, and its determination and interpretation so made shall be final and binding on all parties.

     13.8 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is given in writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor such waiver was given.

     13.9 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE CAYMAN ISLANDS.

     13.10 Confidentiality. Each Limited Partner shall keep confidential and shall not disclose without the prior written consent of the General Partner (other than to such Limited Partner’s employees, auditors or counsel) any information, with respect to the Partnership, the Fund or the CDO Fund, provided that a Limited Partner may disclose any such information (a) as has become generally available to the public other than as a result of the breach of this Section 13.10 by such Limited Partner or any agent or Affiliate of such Limited Partner, (b) as may be required to be included in any report, statement or testimony required to be submitted to any municipal, state or national regulatory body having jurisdiction over such Limited Partner, (c) as may be required in response to any summons or subpoena or in connection with any litigation, (d) to the extent necessary in order to comply with any law, order, regulation, ruling applicable to such Limited Partner, (e) to its professional advisors, and (f) as may be required in connection with an audit by any taxing authority, Notwithstanding any other provision of this Agreement, the General Partner shall have the right to keep confidential from

Limited Partners for such period of time as the General Partner determines is reasonable (i) any information that the General Partner reasonably believes to be in the nature of trade secrets and (ii) any other information (A) the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or could damage the Partnership or its investments or (B) that the Partnership is required by law or by agreement with a third Person to keep confidential.

     13.11 Survival of Certain Provisions. The obligations of each Partner pursuant to Section 6.10 and Article IX shall survive the termination or expiration of this Agreement and the dissolution, winding up and termination of the Partnership.

     13.12 Waiver of Partition. Except as may otherwise be provided by law in connection with the dissolution, winding up and liquidation of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.

     13.13 Entire Agreement. This Agreement constitutes the entire agreement among the Partners and between the Partners and the Initial Limited Partner with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such subject matter. The representations and warranties of the Limited Partners herein shall survive the execution and delivery of this Agreement. Notwithstanding the foregoing, in addition to this Agreement, the General Partner, in its own name or on behalf of the Partnership, may enter into side letters or other written agreements to or with any Limited Partner without the consent of any other Person, and the terms of any such side letter or other agreement to or with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a deed as of the day and year first above written.

General Partner:

GSC CDO III, L.L.C.

By:	GSCP (NJ) Holdings, L.P.,
its sole member

By:	/s/ Thomas J. Libassi

	Name:	Thomas J. Libassi
its attorney-in-fact

Initial Limited Partner:

GSCP (NJ), L.P.

By	GSCP (NJ), Inc,
its General Partner

By:	/s/ Thomas J. Libassi

	Name:	Thomas J. Libassi
its attorney-in-fact

Limited Partners

[Limited Partner]

By:	/s/ [Limited Partner Signatory]

	Name:	[Limited Partner Signatory]
[Title]

The undersigned is hereby executing and delivering this Agreement as a deed solely for the purpose of agreeing to the provisions of Sections 2.1, 2.3, 2.4 and 7.1, but shall not thereby become or be deemed a partner of the Partnership.

Manager:

GSCP (NJ), L.P.

By	GSCP (NJ), Inc.,
its General Partner

By:	/s/ Thomas J. Libassi

	Name:	Thomas J. Libassi
its attorney-in-fact

Schedule A

PARTNERS, CAPITAL COMMITMENTS
AND SHARING PERCENTAGES

	Capital	Sharing
General Partner:	Commitment	Percentage

GSC CDO III, L.L.C.	$5,000,000	25.00

Limited Partners:

[Limited Partner]	$15,000,000	75.00

A-1